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                                                                    Exhibit 99.1
                  [Letterhead of Acclaim Entertainment, Inc.]

                                                                 NEWS

( BW)(ACCLAIM/LAZER-TRON)(AKLM)(LZTN) ACCLAIM AND LAZER-TRON
ANNOUNCE CONSUMMATION OF MERGER

     GLEN COVE, NY--(BUSINESS WIRE)--August 31, 1995--Acclaim Entertainment, Inc. (NASDAQ: AKLM) and Lazer-Tron Corporation (NASDAQ: LZTN) today announced the approval by Lazer-Tron shareholders of the Agreement and Plan of Merger and the Merger and the consummation of the Merger, whereby Acclaim acquired all the outstanding shares of Lazer-Tron in a stock merger transaction.

     In connection with the Merger, upon surrender of their Lazer-Tron share certificates, shareholders of Lazer-Tron common stock have the right to receive 0.314 shares of Acclaim common stock for each share of Lazer-Tron common stock held. A letter of transmittal will be sent to all Lazer-Tron shareholders of record instructing them how to submit their certificates for exchange. Lazer-Tron's common stock will be delisted and deregistered and will no longer be traded on the NASDAQ Stock Market.

     "We are pleased to complete the acquisition of Lazer-Tron, which broadens Acclaim's offerings in the arcade and family entertainment center markets," says Robert Holmes, president of Acclaim. "We look forward to coupling Lazer-Tron's strong design, operations and merchandising capabilities with Acclaim's marketing and distribution resources to expand our entertainment successes into this significant new area."

     Lazer-Tron designs, develops, manufactures and markets a line of interactive, technologically advanced coin-operated ticket redemption games for use in family entertainment centers and other venues.

     Acclaim Entertainment, Inc., with offices in Canada, France, Germany, Japan, Spain and the United Kingdom, is a leading worldwide publisher of: software and peripherals for Nintendo, Sega, Sony, personal computer and CD-ROM hardware systems; and comic books under the Valiant, Armada and Windjammer imprints. Acclaim also develops coin-operated arcade games and operates blue screen and motion capture studios, as well as A.D.I., a global sales and distribution company for products from a variety of entertainment software publishers, including Digital Pictures, Domark, Interplay, Marvel and Sunsoft. Acclaim, which recently formed a new company with Tele-Communications, Inc. for electronically distributed interactive entertainment, is publicly traded on the NASDAQ National Market System under the symbol AKLM.

     CONTACT:  FOR LAZER-TRON:          FOR ACCLAIM:
               Norman Petermeier   or   (Financial)
               510/460-0873             Anthony Williams
                                        Dawn Berrie
                                        (Media)
                                        Allyne Mills
                                        516/656-5000


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